FOR IMMEDIATE RELEASE

                       William Gordon Joins TechSys, Inc.
                           As Chief Executive Officer

         Livingston, NJ - (BUSINESSWIRE) - September 18, 2000 - TechSys, Inc. (NASDAQ: TKSS), an Information Technology company focusing on investing in and acquiring businesses based in India, announced today that H. William Gordon, former Chief Procurement Officer of Andersen Consulting, has assumed the position of Chief Executive Officer.

         Mr. Gordon joins TechSys from DigitalESP, Inc., an e-business consulting company, specializing in e-technology integration. Reporting into the Chairman and CEO, Mr. Gordon was responsible for business development and strategic partnerships. During his tenure with the company, DigitalESP's forecasted revenues increased by more than 300 percent.

         "Over the years Mr. Gordon has fostered substantial technology-based global relationships that will prove to be valuable assets for the company. Just as important is the experience he brings to TechSys, Inc. in managing global organizations well within budget while exceeding corporate objectives," said Steven Trenk, President of TechSys, Inc. "William has an exquisite combination of experience, relationships and energy that will propel TechSys, Inc. to the achievement of its investment, business development and shareholder value objectives. He is a welcome and valued addition to our top management."

         Previously, Mr. Gordon was with Andersen Consulting. In 1998 he was named the firm's first Chief Procurement Officer, responsible for $3.7 billion in spend world wide, much of it technology-related. In his first year Mr. Gordon created both the business and organizational architecture, hired a global and highly experienced management staff from around the world, put in place a new technical infrastructure, and implemented sourcing and order fulfillment processes that had a cost savings impact 285% greater than forecasted. Additionally, Mr. Gordon was responsible for the first net-centric transaction system in Andersen, which moved the firm closer to its eCommerce vision.

         Prior to Andersen Consulting, he was employed with Electronic Data Systems (EDS), which at the time was the largest technology consulting company in the world. While at EDS he rose to directing worldwide strategic business development for the company.

         "William is well-known and widely respected in the business and IT communities for his proficiency in forming high-profile partnerships and new customer wins. We are honored to have an industry veteran with the necessary experience to lead TechSys, Inc. toward dynamic growth and increased shareholder value," said Lester Wolff, co-Chairman of the Company's Advisory Board.

         "We are on the verge of something special at TechSys, Inc.," said Mr. Gordon. "There are no faster growing geographic and industry segments than India-based information technology. We will exploit a coalescence of the two for the mutual benefit of the companies we invest in and the market in general."

         About TechSys, Inc.

         The Company is focusing on the Information Technology sector, with an emphasis on software services and Internet-based call centers. TechSys is an emerging technology company emphasizing accelerated growth through the consolidation of India-based, IT-oriented companies operating in two high growth sectors, managed software solutions and Web-based call center services.

         According to a study conducted by the National Association of Software and Service Companies (NASSCOM), India's software industry is expected to grow 15-fold from $5.7 Billion in 2000 to $87 Billion by year 2008. In addition, the study indicated that, by 2008, more than one million additional jobs will be created in India to serve the web-enabled call center market, expected to generate annual revenues of over $17 Billion.

         This press release contains forward looking statements which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including the risk factors set forth in the Company's registration statement (No. 333-3194) filed with the Securities and Exchange Commission on March 8, 2000.

CONTACT:          Media Contact:
                  KCSA Public Relations Worldwide, New York
                  Jerry Miller, 212/896-1251
                  jmiller@KCSA.com
                           or
                  Investor Contact:
                  TechSys, Inc., Livingston
                  Steven L. Trenk, President, 973-422-1666 ext. 130